PDMR Dealing

March 11, 2019, LONDON - Verona Pharma plc (AIM:VRP) (Nasdaq:VRNA) (“Verona Pharma”), a clinical-stage biopharmaceutical company focused on developing and commercializing innovative therapies for respiratory diseases, announces that, on March 8, 2019, Dr. David Ebsworth, Chairman of the Company, purchased a further 17,500 ordinary shares of 5 pence each in the Company (the “Ordinary Shares”) at a price of 57 pence per Ordinary Share and a total purchase price of £9,975.00 Following the acquisition, Dr. Ebsworth will have an interest in the Company of 235,387 Ordinary Shares, representing 0.22% of the Company’s issued share capital.
The notification set out below is provided in accordance with the requirements of the EU Market Abuse Regulation.

1	Details of the person discharging managerial responsibilities/person closely associated
a)	Name	David Ebsworth
2	Reason for the notification
a)	Position/status	Chairman
b)	Initial notification/Amendment	Initial notification
3	Details of the issuer, emission allowance market participant, auction platform, auctioneer or auction monitor
a)	Name	Verona Pharma plc
b)	LEI	213800EVI6O6J3TIAL06

4	Details of the transaction(s): section to be repeated for (i) each type of instrument; (ii) each type of transaction; (iii) each date; and (iv) each place where transactions have been conducted
a)	Description of the financial instrument, type of instrument Identification code	Ordinary Shares of 5 pence each GB00BYW2KH80
b)	Nature of the transaction	David Ebsworth purchased 17,500 Ordinary Shares
c)	Price(s) and volume(s)	Price(s) : 57.00 pence per Ordinary Share Volume(s) : 17,500 Ordinary Shares
d)	Aggregated information - Aggregated volume - Price	N/A
e)	Date of the transaction	8 March 2019
f)	Place of the transaction	London Stock Exchange, AIM

For further information, please contact:

Verona Pharma plc	Tel: +44 (0)20 3283 4200
Jan-Anders Karlsson, Chief Executive Officer	info@veronapharma.com
Victoria Stewart, Director of Communications
Stifel Nicolaus Europe Limited (Nominated Adviser and UK Broker)	Tel: +44 (0) 20 7710 7600
Stewart Wallace / Jonathan Senior / Ben Maddison